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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No.  3  )*
                                    -----

                           MORRISON RESTAURANTS INC.
                     ------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
                                 ------------
                        (Title of Class of Securities)

                                  618478-10-8
                            -----------------------
                                (CUSIP Number)


  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 618478-10-8                  13G                          PAGE 1 OF 1
         ------------

--------------------------------------------------------------------------------
1)   Names of Reporting Persons/I.R.S. Identification Nos.
     of Above Persons (Entities Only)

              ARTHUR R. OUTLAW
              ----------------

2)   Check the Appropriate Box if a Member of a Group                   (a) [ ]
     (See Instructions)                                                 (b) [ ]

3)   SEC Use Only

4)   Citizenship or Place of Organization

              United States of America
              ------------------------


    Number of      (5) Sole Voting Power         None
                                                 ----
     Shares
   Beneficially    (6) Shared Voting Power       None
                                                 ----
    Owned by
      Each         (7) Sole Dispositive Power    None
                                                 ----
     Reporting
    Person With    (8) Shared Dispositive Power  None
                                                 ----
9)  Aggregate Amount Beneficially Owned by Each Reporting
    Person

              None
      --------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

      --------------------


11) Percent of Class Represented by Amount in Row (9)

              0.0%
      --------------------

12)   Type of Reporting Person (See Instructions)

               IN
      --------------------
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ITEM 1(a). NAME OF ISSUER:

           MORRISON RESTAURANTS INC.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           3300 Highlands Parkway
           Atlanta, GA  30082

ITEM 2(a). NAME OF PERSON FILING:

           Arthur R. Outlaw

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
           Residence:

           4721 Morrison Drive
           Mobile, AL 36609

ITEM 2(c). CITIZENSHIP:

           United States of America

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           $.01 Par Common

ITEM 2(e). CUSIP NUMBER:

           618478-10-8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
        13d-2(b), check whether the person is filing is a:

            N/A

ITEM 4. OWNERSHIP:

        (a)  Amount beneficially owned:  None
                                         ----

        (b)  Percent of class:  0.0%
                                ----
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   (c)   Number of shares as to which such person has:

   (i)   Sole power to vote or direct the vote: None
                                                ----

   (ii)  Shared power to vote or to direct the vote: None
                                                     ----

   (iii) Sole power to dispose or to direct the disposition of: None
                                                                ----

   (iv)  Shared power to dispose or to direct the disposition of: None
                                                                  ----

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

     All shares were tendered to Piccadilly Cafeterias, Inc. pursuant to its Offer to Purchase dated April 29, 1998.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE
         GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATION.

         N/A


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                                 SIGNATURE
                                 ---------


  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement, is true, complete and correct.

  Date:        June 18, 1998
              -------------------------


  Signature:   /s/ Arthur R. Outlaw
              -------------------------

  Name/Title:  ARTHUR R. OUTLAW
              -------------------------